MANAGEMENT ACHIEVEMENT AWARD PROGRAM

		As Amended as of January 1, 1993

1.  PURPOSE

    This Management Achievement Award Program ("MAAP" or the
    "Plan") is amended as of January 1, 1993. The purpose of MAAP is to further unite the interests of the stockholders of the Company and its key executives through:

    (a) the annual establishment of Company objectives and the maintenance of a dividend level which are deemed by the Company's Board of Directors (the "Board") to be in the best short- and long-range interests of the Company, and

    (b) the annual payment, or provision for future payment, of incentive compensation to each eligible participating key executive in the form of a cash award which is in an amount significantly above competitive base salary, provided his or her performance has meaningfully contributed to the attainment of Company objectives.

2.  ELIGIBILITY

    Employees eligible to participate in MAAP (the "Participant") shall include any employee of the Company or any subsidiary or affiliate whose position is evaluated under the Company's Exempt Salary Administration Program (the "Salary Program") at 994 total Hay points, or more, with at least 304 accountability points. Notwithstanding the above, the Chief Executive Officer (the "CEO") of the Company or the Compensation Committee of the Board (the "Compensation Committee") may, in their sole discretion, determine that an employee of the Company or any subsidiary or affiliate is to be eligible to participate in MAAP, or exclude any employee who is otherwise determined to be eligible.

3.  OBJECTIVE AREAS AND PERFORMANCE LEVELS

    Prior to the beginning of each calendar year, or as soon thereafter as reasonably practicable, performance objectives (the "Objective(s)") shall be established for each Participant in one or more of the five objective areas
    ("Objective Areas"), i.e. Corporate, Unit, Growth,
    Functional or Individual.

    The Board shall establish the Objective(s) and any Control Measures (as defined in section 6 below) in the Corporate Objective Area. Unless otherwise determined by the Board, the Corporate Objective Area shall be focused toward the achievement and maintenance of a return on stockholders' equity consistent with the Company's goals. The CEO, or his delegate, shall establish the Objectives and any Control Measures in all Unit, Growth, Functional and Individual Objective Areas for all Participants, except as otherwise determined by the Compensation Committee.

    For each Objective there may be established performance levels ("Performance Level(s)") which shall consist of successively better standards or ranges taking into consideration actual progress in the calendar year in accomplishing the Objective(s). These performance levels shall be defined as "No Progress Towards Objective," "Some Progress Towards Objective," "Significant Progress Towards Objective," "Achieved Objective" and "Significantly Exceeds Objective." Performance below the "Some Progress Towards Objective" level shall not result in the payment of an award.

    From time to time, it may be desirable to establish the Objective(s) in such a manner that specific Performance Levels cannot be defined. In such cases, the specific Performance Level(s) will be determined pursuant to section 7 of this Plan.

    The Objective(s) in the Individual Objective Area for a
    Participant may be defined to include specific target areas on which such Participant should focus during the year.

    The original definition of any and all Objectives, Objective Areas, Performance Levels, Percentage Weightings (as defined in section 4 below), and Control Measures shall not be changed during the course of a calendar year, except by the approval of the individual or body who originally approved the same. When mid-calendar year changes in the Company's accounting or internal reporting policies have the effect of making the financial results between two periods not fairly comparable for the purpose of properly measuring performance where Objectives are stated in financial terms, such results may be adjusted in such manner as shall be deemed fair and appropriate by the individual or body who originally approved the Objective.

4.  OBJECTIVE AREA WEIGHTINGS

    Coincident with the establishment of Objective Areas, Objectives, and Performance Levels, the CEO, or his delegate, or the Compensation Committee in the case of employees who are either directors of the Company or officers of the Company who are elected by the Board, shall establish a percentage weighting ("Percentage Weighting") applicable to each Objective Area, or, where applicable, to each Objective within an Objective Area. The total of all Percentage Weightings in all Objective Areas for each Participant shall be 100 percent. The Percentage Weighting which is applied to any Objective must be a multiple of 5 percent and not less than 10 percent.

5.  ACCOUNTABILITY POINT VALUATION

    Prior to the beginning of each calendar year, or as soon thereafter as reasonably practicable, the Board shall, after review by the Compensation Committee, establish the value of each Accountability Point as established under the Salary Program at the following Performance Levels: "Some Progress Towards Objective," "Significant Progress Towards Objective," "Achieved Objective," and "Significantly Exceeds Objective." Such valuations shall at all times take into account the basic purposes of MAAP, and shall in no event result in the potential obligation to pay incentive compensation which, in the Board's opinion, is not in the best short- and long-range interests of the Company.

6.  CONTROL MEASURES

    At the time the Objectives are established, there may also be established certain conditions known as control measures ("Control Measures") which are either personal as to one individual, or general as to a group of individuals. Failure to fulfill a Control Measure may partially or totally deprive the individual to whom the Control Measure applies of the right to receive an award, notwithstanding the level of performance attained on any or all Objectives, or in any or all Objective Areas.

    In the event that the Company's dividend rate is reduced, other than by reason of stock splits or other similar events having no effect on the actual amount paid out in dividends, no award shall be paid under MAAP for performance during the calendar year in which such a reduction occurs. This shall be a Control Measure and shall apply in each calendar year during which the Plan is in effect.

7.  ASCERTAINMENT OF PERFORMANCE LEVELS

    The Performance Level actually attained with respect to any Objective or Control Measure stated in financial terms, and the payment with respect thereto, shall be determined upon the completion of audited results of the Company and its subsidiaries.

    When specific Performance Levels in the Corporate Objective
    Area have not been defined under section 3 of this Plan, the Board will determine the Performance Level attained following the end of the calendar year.

    The Performance Level attained with respect to any Unit or Growth Objective or Control Measure stated in nonfinancial terms shall be determined and approved by all levels in the chain of command which originally approved or defined such Objective or Control Measure following the end of the calendar year.

    The Performance Level attained with respect to any Functional Objective shall be determined and approved by the CEO following the end of the calendar year. Notwithstanding the foregoing, the CEO or his delegate may, in their discretion, reduce the Functional Performance Level with respect to an individual Participant to more accurately reflect such Participant's performance.

    Performance in the Individual Objective Area will be determined by the CEO, or his delegate, following the end of the calendar year, based upon the Participant's performance with respect to the specified target areas.

    Notwithstanding the above, the Compensation Committee may, in its sole discretion, authorize that such determinations of the Performance Levels attained be made prior to the end of the calendar year, and that the payment of awards be made pursuant to section 10 of this Plan.

8.  AMOUNT OF INCENTIVE COMPENSATION

    The amount of incentive compensation an employee is eligible to receive depends upon:

	 (a) the Percentage Weighting applicable to that Objective Area,
	 (b) the value of an Accountability Point (as established under the Salary Program) which applies as a consequence of the Performance Level attained in that area, and
	 (c) the Accountability Points assigned to the position.

    Performance in each Objective Area shall be valued by multiplying (a) times (b) times (c).

    Except as otherwise hereinafter provided, the total award a Participant is eligible to receive is the sum of the values attributable to performance actually attained in each Objective Area, as determined by the preceding paragraph.

9.  ADJUSTMENT OF AWARD

    Except as otherwise determined by the Compensation
    Committee, in its sole and absolute discretion, the amount of an award may be adjusted by the CEO, in his sole discretion, to more accurately reflect an individual
    Participant's performance during the calendar year.

    The amount of the award, in the event of transfers to, from, or between MAAP eligible positions may be reviewed, and may be adjusted and prorated, on such basis as shall be determined fair and equitable by the CEO, or his delegate.

    Adjustments may be made in the amount of an award after the potential thereof has been authorized, if the applicable position is reevaluated under the Salary Program during the calendar year, on such basis as shall be determined fair and equitable by the CEO, or his delegate.

    Termination of employment for any reason other than death, retirement, or total and permanent disability shall result in a forfeiture of any MAAP award attributable to performance during the calendar year in which termination occurred. A Participant's death, retirement, or total and permanent disability may result in the pro rata or other adjustment to the amount of the award on such basis as shall be determined fair and equitable by the CEO, or his delegate.

    Notwithstanding any provision of MAAP, no award shall be paid to any individual who, in any calendar year, has discharged his principal accountabilities in a manner deemed unacceptable under the Salary Program.

10.  PAYMENT OF AWARDS

    Awards shall be paid in one lump sum in cash in the first calendar quarter following the calendar year for which the Objectives were established. Notwithstanding the above, the Compensation Committee may make payments at such earlier times as it may, in its sole discretion, determine, and the Compensation Committee, or the CEO, in their sole discretion, will make such determinations as to performance, and establish procedures (including repayment of any overpayment which is determined after the completion of the final audit), implementing such early payment.

    Prior to becoming entitled to receive an award, an individual may elect to defer the receipt thereof to some future date or dates. Deferred MAAP awards shall not bear interest.

11. ADMINISTRATION AND INTERPRETATION

    Except as otherwise provided by this Plan, the Compensation Committee has discretionary authority to construe and interpret the Plan and to resolve all questions arising thereunder, and such action shall be final and conclusive as to all individuals affected thereby.

    Except as provided in this Plan, no right of any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, attachment, garnishment, execution, levy, bankruptcy, or any other disposition of any kind, whether voluntary or involuntary, prior to actual payment of an award. No Participant, or any other person, shall have any interest in any fund, or in any specific asset or assets of the Company, by reason of an award that has been made but has not been paid or distributed.

    Nothing contained in MAAP shall be construed as a contract of employment or as a right of any Participant to be continued in the employment of the Company, or as a limitation on the right of the Company to discharge any Participant with or without cause.

    The Board may, at any time, amend this Plan, order the temporary suspension of its application, or terminate it in its entirety, provided, however, that no such action shall adversely affect the rights or interests of Participants theretofore vested hereunder.

    MAAP is hereby adopted effective as of January 1, 1993.